UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2005

IMPCO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15143	91-1039211
(Commission File Number)	(IRS Employer Identification No.)

16804 Gridley Place

Cerritos, California 90703

(Address of principal executive offices) (Zip Code)

(562) 860-6666

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On April 1, 2005, the Company announced certain financial information respecting its financial condition and results of operations as of and for the fiscal year ended December 31, 2004 and revised financial information regarding its financial condition and results of operations for the fourth fiscal quarter of 2004. The press release included the amount of the net loss for the 2004 fiscal year absent the charge for the early retirement of debt, which management believes is useful information as the retirement of that debt was made possible by a loan from a subsidiary of BRC in connection with the Company’s acquisition.

As disclosed in the press release, the financial data included were unaudited, based on information available on April 1, 2005 and subject to change. Subsequent to the issuance of the press release and in connection with the completion of the audit for the Company’s 2004 fiscal year, certain of the information included in the press release did in fact change. Changes that may be of interest to investors, as disclosed in more detail in the Company’s 2004 Annual Report on Form 10-K filed on April 6, 2005 (the “Form 10-K”), are that the Company had operating income of $0.4 million, as opposed to an operating loss of $6.3 million as announced in the press release, due solely to a determination that the charge for the early retirement of debt would be more appropriately treated as a non-operating charge rather than an operating expense. In addition, the Company identified four material weaknesses in its internal control over financial reporting, rather than three as announced in the press release. As disclosed in the Form 10-K in more detail, these material weaknesses included:

•	A material weakness relating to cycle counting of physical inventory in its U.S. manufacturing plant. The key internal controls over financial reporting related to cycle counting is to periodically confirm the quantities that are recorded in the inventory perpetual records since 1) the perpetual records are the source for recording inventory values in the Company’s general ledger and then correspondingly in the financial statements, and 2) if the process and counts are accurate, the cycle counting process replaces the necessity to physically count the inventory at period end. Accordingly the Company undertook alternative procedures in physical counts of a substantial portion of the inventories subsequent to December 31, 2004 and a rollback reconciliation to establish validation of the balance of inventories on its financial statements at December 31, 2004.

•	A material weakness in the Company’s internal control over financial reporting relating to the lack of segregation of duties in one of the Company’s foreign locations. The key controls over financial reporting related to segregation of duties is to provide for approval procedures and accounting controls to prevent the opportunity for theft or falsification of records. Upon detection, the Company has instituted alternative processes to provide for adequate segregation of duties in this location.

•

A material weakness in the Company’s internal control over financial reporting relating to accounting for deferred tax assets and cash flow statement in preparation for the annual audit. The key controls in these areas involve maintaining the knowledge base, technical capabilities and continuing education of accounting staff to learn and integrate training for increasingly complex accounting rules. In addition, another key control is the need to maintain adequate level of staff time to manage and complete increasing workloads, with peaks such as the annual audit and quarterly regulatory filings. The Company has relied somewhat historically upon professionals such as public accountants and attorneys to help keep the Company’s accounting staff current in accounting pronouncements and standards. The evidence of this weakness exposes the Company’s need to create a more direct continuing education program for its accounting and financial staff, and the corresponding allocation of financial and time resources to support this effort over the long term.

•	A material weakness in the Company’s internal control over financial reporting relating to the corporate governance in the area of the quality of board resolution development, documentation of board deliberations, accurate drafting and eventual approval of board meeting minutes by the directors. The key controls over financial reporting related to board decisions that are evidenced by resolutions in minutes is the quality and consistency of the process used by executives and experts (primarily legal and accounting) in insuring that the legality and resulting financial consequences are assessed well in advance as a key part for satisfaction of director diligence. Several instances during 2004 evidenced a lack of due diligence that required significant time, deliberations on accounting treatment and correction of previously approved minutes. The Company has assessed additional processes within the Audit Committee of the Board for its consideration.

Investors should refer to the Form 10-K for additional disclosure regarding the Company’s financial condition and results of operations as of and for the fiscal year ended December 31, 2004 and management’s report on internal control over financial reporting. A copy of the press release is attached as Exhibit 99.1 to this report, and is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
99.1	Press release of IMPCO Technologies, Inc. dated April 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPCO TECHNOLOGIES, INC.

Date: April 7, 2005	By:	/s/ Mariano Costamagna
Mariano Costamagna
Chief Executive Officer